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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549

                               ----------------

                                  SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)/1/


                       New Century Financial Corporation
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  64352 D 10 1
                   -----------------------------------------
                                 (CUSIP Number)


         ------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-(c)

     [X] Rule 13d-1(d)

     /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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------------------------                                  ---------------------
 CUSIP NO. 64352 D 10 1                 13G                 PAGE 2 OF 5 PAGES
------------------------                                  ---------------------

------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                   Robert K. Cole
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [_]
                                                                (b) [_]
      Not applicable

------------------------------------------------------------------------------
 3.   SEC USE ONLY


------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF            1,378,558

      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING             1,308,789

      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,378,558

------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]

      Not applicable
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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------------------------                                  ---------------------
 CUSIP NO. 64352 D 10 1                13G                  PAGE 3 OF 5 PAGES
------------------------                                  ---------------------

Item 1(a). Name of Issuer:

           New Century Financial Corporation
           ---------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

           18400 Von Karman, Suite 1000,
           ---------------------------------------------------------------------
           Irvine, CA 92612
           ---------------------------------------------------------------------

Item 2(a). Name of Person Filing:

           Edward F. Gotschall
           ---------------------------------------------------------------------

Item 2(b). Address of Principal Business Office or, if None, Residence:

           18400 Von Karman, Suite 1000,
           ---------------------------------------------------------------------
           Irvine, CA 92612
           ---------------------------------------------------------------------

Item 2(c). Citizenship:

           United States
           ---------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

           Common Stock
           ---------------------------------------------------------------------

Item 2(e). CUSIP Number:

           64352 D 10 1
           ---------------------------------------------------------------------

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), Check Whether the Person Filing is a:

           Not Applicable
           ---------------------------------------------------------------------
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------------------------                                  ---------------------
 CUSIP NO. 64352 D 10 1                13G                  PAGE 4 OF 5 PAGES
------------------------                                  ---------------------

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned: Shares      1,378,558(1)
                                                 -------------------------------

          (b) Percent of class:        9.4%
                                 -----------------------------------------------

          (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote       1,378,558(1)
                                                                ----------------

              (ii)  Shared power to vote or to direct the vote             0
                                                                ----------------

              (iii) Sole power to dispose or to direct the
                    disposition of                                 1,308,789
                                                                ----------------

              (iv)  Shared power to dispose or to direct the
                    disposition of                                         0
                                                                ----------------

     Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).


Item 5.   Ownership of Five Percent or Less of a Class.

               Not Applicable
          ----------------------------------------------------------------------


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable
          ----------------------------------------------------------------------
(1) Includes 69,769 shares of restricted stock which are subject to forfeiture under certain circumstances. Mr. Cole has voting, but not dispositive, power with respect to such shares.
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-----------------------                                  ---------------------
  CUSIP NO. 64352D10-1                 13G                 PAGE 5 OF 5 PAGES
-----------------------                                  ---------------------


Item 8.   Identification and Classification of Members of the Group.

               Not Applicable
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of the Group.

               Not Applicable
          ----------------------------------------------------------------------

Item 10.  Certification.

               Not Applicable
          ----------------------------------------------------------------------

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       February 12, 1999
                                                -------------------------------
                                                            (Date)

                                                      /s/ Robert K. Cole
                                                -------------------------------
                                                          (Signature)


                                                -------------------------------
                                                         (Name/Title)